Korea Equity Fund, Inc.
                   535 Madison Avenue, New York, N.Y. 10022



                                                            June 15, 2004


To our Shareholders:

Please find enclosed the Proxy Statement and proxy card for the 2004 Annual Meeting of Korea Equity Fund, Inc. (the "Fund"). In addition to the election of two Class I Directors and the ratification of the appointment of PricewaterhouseCoopers LLP as the Fund's independent accountants, you are being asked to vote on a shareholder proposal (Proposal 3) to terminate the Fund's investment advisory agreement between Nomura Asset Management U.S.A. Inc. ("NAM-U.S.A.") and Nomura Asset Management Co., Ltd. ("NAM"). The Fund's independent Directors strongly believe that the proposal is NOT in the best interest of the Fund and urge you to vote AGAINST it for the following reasons:

o The Fund's independent Directors, together with an independent investment company industry consultant, have held extensive discussions with counsel and other advisers and have concluded (a) the Fund is a viable long-term investment vehicle for Korean equity securities, and (b) it is in the best interest of the Fund that the Fund continue to operate under its current management and investment advisory arrangements as a stand-alone closed-end fund investing in Korean equity securities.

o The Fund's net asset value and stock price have increased by 91.33% and 98.85%, respectively, for the period from November 1, 2001 through April 30, 2004.

o The Fund's stock price outperformed the Korea Composite Stock Price Index (the "KOSPI") for each of the past four calendar years. During this time the Fund's average annual over performance has been 6.95%.

We believe that the Fund offers the opportunity for the Fund's shareholders to realize long-term capital appreciation and benefit from the development of the Korean economy over time.

This shareholder proposal would work against our strong belief that Nomura Asset Management Co., Ltd. is the best investment adviser for this Fund now and in the future. We feel with a strengthened economic environment and a developing Korean economy, NAM continues to be best suited for the task of investment adviser for your Fund. We look forward to serving you through the years ahead.

The Fund's Independent Directors UNANIMOUSLY OPPOSE THE SHAREHOLDER PROPOSAL and strongly urge all shareholders to VOTE AGAINST PROPOSAL 3.

Sincerely,

The Independent Directors


                William G. Barker, Jr.          Chor Weng Tan
                William K. Grollman             Arthur R. Taylor

For assistance with voting your proxy or for any proxy related questions you may have, please call our information agent at 1-800-317-8025 between the hours of 8AM and 9PM EST.



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